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Exhibit 10.6

CONSULTING AGREEMENT

        This Consulting Agreement (the "Agreement") is entered into as of December 8, 2003, by and between New World Restaurant Group, Inc., a Delaware corporation (the "Company"), and Jill B. W. Sisson, Attorney at Law and sole practitioner (the "Consultant").

PRELIMINARY STATEMENTS

          A.    The Company is a Delaware corporation primarily engaged in the operation of bagel bakeries.

          B.    Consultant is knowledgeable and experienced in commercial, corporate and securities legal matters affecting the business and affairs of the Company.

          C.    The Company desires to retain Consultant to provide legal, consulting and advisory services to the Company, in general, and to act in the capacities of general corporate counsel and corporate secretary, in particular, in connection with the Company's ongoing business activities under the terms and conditions set forth herein, and Consultant desires to be so retained.

        NOW, THEREFORE, for good, valuable and binding consideration, the receipt and sufficiency of which we hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

STATEMENT OF AGREEMENT

        1.    Retention as Independent Consultant.    The Company hereby retains Consultant as an independent advisor (not as an employee) on a month-to-month basis beginning on the date hereof and subject to termination as provided herein. In such capacity, Consultant shall perform the Services including those Services further detailed on Schedule I hereof. Consultant shall be and at all times remain an independent Consultant of the Company. Neither the Company nor Consultant shall be considered or held to be a partner, limited partner, associate or agent of the other, or be joint venturers with one another. Neither the Company nor Consultant shall be authorized by the other to contract any debt, liability or obligation for or on behalf of the other. As an independent Consultant, Consultant shall accept any directions issued by the Board and the Executive Officers of the Company (through its designated representatives) pertaining to the goals to be attained and the results to be achieved, but shall be solely responsible for the means and method of work in which it will perform Services under this Agreement. Consultant agrees to complete all Services in the agreed upon timeframe. To do so, Consultant shall determine her own working hours and schedule and shall not be subject to the Company's personnel policies and procedures. The Company will not set a minimum or maximum number of hours that the Consultant may work in any given day.

        2.    Compliance with Legal Requirements.    The Company shall not provide workers' compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant, her agents or employees or any sub-consultants. Consultant shall comply at her expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, Federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions required to be fulfilled by independent consultants. Other than as stated in this Agreement, Consultant shall be solely responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant, her agents or employees or any sub consultants.

        3.    Compensation.

            (a)    Consulting Fee.    For the year 2004, the Company shall pay Consultant a consulting fee on the first day of each month an amount equal to a rate of $15,833.33 per month for the Services performed in the previous month (the "Consulting Fees").

            (b)    Annual Additional Premium Compensation.    Annual additional premium compensation ("APC"), established at the beginning of each year, will be based on two separate components, Company Performance and Personal Performance, each equally important and worth 50% of the total potential payout. The APC for the year 2004 shall be $114,000.

            The first component will be based on the Company Performance as measured by its Positive Cash Flow, which is EBITDA less interest and capital expenditures. The APC will be proportionately earned to the extent the Target EBITDA, as set forth in the Business Plan approved by the Board of Directors for the current year, before deducting the expense of the corporate bonus pool, exceeds the Company's break even-cash. For every dollar the Company earns over the break-even cash threshold, a fixed percentage will be applied to the total potential payout, up to the maximum eligible APC. In the event that the Target EBITDA is substantially exceeded, an additional APC may be paid, at the discretion of the Board.

            The second component will be based on Personal Performance Objectives [PPO] that will be determined by the Chief Executive Officer of the Company at the beginning of each year and discussed with the Consultant.

            In order to be eligible for any APC, the Company must have experienced a positive Cash Flow.

            For each year commencing in 2005, the parties shall agree upon the APC for that year.

            (c)    Grant of Option.    Pursuant to the New World Restaurant Group, Inc. 2004 Executive Employee Incentive Plan (the "Plan") and subject to the terms and conditions of this Agreement, the Company hereby grants to the Consultant an option (the "Option") to purchase seventy five thousand (75,000) shares of common stock of the Company which shall be priced and vested in accordance with Schedule II attached hereto.

        4.    Expense Reimbursement.    The Company shall reimburse Consultant for her or her reasonable and necessary out-of-pocket expenses incurred at the request of the Company or with prior approval of the Company, subject to provision of reasonable supporting documentation related thereto. Such reimbursable expenses include, but are not limited to, travel expenses such as hotels, meals and transportation while traveling on business pursuant to this Agreement, professional association fees and dues and costs and expenses relating to continuing education.

        5.    Place of Performance.    The Consultant shall perform the services in such locations as the Consultant and the Company shall agree.

        6.    Information Furnished.    The Company shall furnish the Consultant with such information as the Consultant may reasonably request to perform services hereunder.

        7.    Confidentiality.    For the purposes of this Agreement, the term "Confidential Information" means any information regarding the Company's (or its affiliates') business that is (1) not generally known to the public and was acquired through the expenditure of the Company's time, effort and/or funds, including (but not limited to) information concerning its clients, accounts, inventory, personnel, financial and performance data, financial and risk management models and related translation code, existing and contemplated business, investment and financial methods, analysis, strategy, concepts, practices and know-how; client, principal, investor, vendor and employee lists and records; customer and principal preferences and relationship information, market development information, procedures and confidential or proprietary information relating to the Company's policies, strategies, administration or operation, and (2) acquired by Consultant during the term of this Agreement, as well as any additional information that may be classified as proprietary or constitute a trade secret under applicable state or federal law.

        In addition to the Consultant's duty of confidentiality to the Company as a practicing attorney, Consultant shall not, directly or indirectly, disclose any Confidential Information to any person or entity that is not an employee, officer, director, agent or affiliate of the Company unless such disclosure is authorized in advance by the Company or required by law. Consultant will not, during the term of this Agreement or any time thereafter, directly or indirectly, use any Confidential Information in any manner that is not directly and primarily in the best interests of the Company unless expressly authorized to do so by the Board. Consultant acknowledges that the Confidential Information is the sole property of the Company, and that the Company would be irreparably damaged if such Confidential Information was misappropriated or disclosed to third parties, in violation of this Agreement. Upon the termination of this Agreement, Consultant must promptly return any and all records, information, papers, media, recordings, files or computer files or diskettes (and all copies, duplicates or facsimiles of any of the foregoing) of the Company and its affiliates (including parent and subsidiary entities) that relate in any way whatsoever to any Confidential Information.

        9.    Non-Solicitation.    During Consultant's work for Company and for a period of twelve months after termination of that work, Consultant shall not, without Company's prior written consent, directly or indirectly:

          (a)   cause or attempt to cause any employee, agent or consultant of Company or any Company affiliate to terminate his or her employment, agency or consultant relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or consultant; or hire or attempt to hire any employee, agent or consultant of Company or any Company affiliate.

          (b)   solicit business from or conduct business with any customer or client served by Company at any point during Consultant's work for Company; or solicit business from or conduct any business with any person or entity that was, during Consultant's work for Company, solicited or identified as a business prospect by Consultant or any other Company employee, agent or consultant; or interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved at any point during Consultant's work for Company.

        8.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intent of the parties hereto that the provisions hereof be enforceable to the full extent permitted by applicable law.

        9.    Termination.    This Agreement shall be terminable by any party, without cause, hereto upon thirty (30) days' prior written notice. In addition, the Company may, upon notice to Consultant, immediately terminate this Agreement if Consultant breaches any of the provisions of this Agreement.

        10.    Complete Agreement.    This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        11.    Remedies.    Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in her or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        12.    Amendments and Waivers.    Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

        13.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service or facsimile transmission, to the recipient at the address below indicated:

        To the Company:

    New World Restaurant Group, Inc.
    1687 Cole Boulevard
    Golden, CO 80401

        To the Consultant:

    Jill B. W. Sisson
    5808 Crestbrook Circle
    Morrison, CO 80465
    Fax: 303-697-2125

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

        14.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles, and any action brought to enforce this Agreement shall be brought in Denver County, Colorado.

        15.    Indemnification.    Each party shall indemnify and hold harmless the other party against and from any and all liabilities, damages and expenses (including attorney fees) made against or incurred by the other party from any third party source for any damages caused, or contributed to, by a breach of its obligations under this Agreement. The Company shall indemnify and hold Consultant harmless against all liabilities, damages and expenses (including attorney fees) made against or incurred by Consultant arising out of the performance of services pursuant to this agreement and the Company shall name Consultant as an additional insured party under any directors and officers insurance policy it maintains in force, and for six months thereafter, if the policy is a "claims made" policy.

        16.    Parties Bound.    This Agreement shall be binding on the parties hereto, their respective heirs, legatees, legal representatives, successors and assigns including but not limited to any successor of the Company upon a merger, reorganization or recapitalization except that Consultants' duty to perform services hereunder shall not be assignable.

        17.    Entirety.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS HEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

NEW WORLD RESTAURANT GROUP, INC.
By:	/s/ PAUL MURPHY
Name:	Paul Murphy
Title:	Chief Executive Officer and Acting Chairman of the Board of Directors
JILL B. W. SISSON
/s/ JILL B. W. SISSON
Name:	Jill B. W. Sisson
Title:	Consultant

SCHEDULE I

Description of Services

        Consultant shall provide legal, consulting and advisory services to the Company as deemed appropriate or desirable by the Board, which Services shall include those customarily performed by General Counsel and Corporate Secretary for publicly held corporations.

SCHEDULE II

Grant of Option

        1.    Description.    Pursuant to the New World Restaurant Group, Inc. 2004 Executive Employee Incentive Plan (the "Plan") and subject to the terms and conditions of this Agreement, the Company grants to the Consultant an option (the "Option") to purchase seventy five thousand (75,000) shares of common stock of the Company (the "Stock") at the price which each share of Stock subject to an Option may be purchased, as determined in accordance with subsection     of the Plan, which price shall be the "Option Price." The grant is made and the Option is effective as of the date of execution of this Agreement (the "Effective Date"). The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        2.    Requirements for Exercise; Vesting.    The Option shall vest and become exercisable as provided on the following schedules

    Employment Related Vesting

    12,500 of the Options shall vest and become exercisable on January 1, 2005 if the Option Holder has been continuously engaged by the Company from the date hereof pursuant to the Agreement until December 31, 2004.

    12,500 of the Options shall vest and become exercisable on January 1, 2006 if the Option Holder has been continuously engaged by the Company from the date hereof pursuant to the Agreement until December 31, 2005.

    12,500 of the Options shall vest and become exercisable on January 1, 2007 if the Option Holder has been continuously engaged by the Company from the date hereof pursuant to the Agreement until December 31, 2006.

    Company Performance Based Vesting

    12,500 of the Options shall vest and become exercisable on January 1, 2005 upon subject to the attainment by the Company of either of the following percentages of the GAAP EBITDA contained in the Business Plan that was approved and adopted by the Board for the year 2004, or 50% of Target APC, whichever is greater:

Attained Percentage of GAAP EBITDA in the Business Plan approved and adopted by the Board for the year 2004	Percentage of Option Exercisable Upon Achievement of Performance Criteria	Options Exercisable
100%	100%	12,500
At least 50% of the Target APC	50%	6,250

    12,500 of the Options shall vest and become exercisable on January 1, 2006 upon subject to the attainment by the Company of either of the following percentages of the GAAP EBITDA contained in the Business Plan that was approved and adopted by the Board for the year 2005, or 50% of Target APC, whichever is greater:

Attained Percentage of GAAP EBITDA in the Business Plan approved and adopted by the Board for the year 2005	Percentage of Option Exercisable Upon Achievement of Performance Criteria	Options Exercisable
100%	100%	12,500
At least 50% of the Target APC	50%	6,250

    12,500 of the Options shall vest and become exercisable on January 1, 2007 upon subject to the attainment by the Company of either of the following percentages of the GAAP EBITDA contained in the Business Plan that was approved and adopted by the Board for the year 2006, or 50% of Target APC, whichever is greater:

Attained Percentage of GAAP EBITDA in the Business Plan approved and adopted by the Board for the year 2006	Percentage of Option Exercisable Upon Achievement of Performance Criteria	Options Exercisable
100%	100%	12,500
At least 50% of the Target APC	50%	6,250

        If at any time the number of shares of Stock that are covered by the vested portion of the Option includes a fractional share, the number of shares of Stock as to which the Option shall be actually exercisable shall be rounded down to the next whole share of Stock.

        The Option shall not be exercisable as to any shares of Stock as to which the vesting requirement is not satisfied, regardless of the circumstances under which the Option Holder's service with the Company is terminated. The number of shares of Stock as to which the Option may be exercised shall be cumulative; so that once the Option shall become exercisable as to any shares of Stock it shall continue to be exercisable as to such shares until expiration or termination of the Option.

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CONSULTING AGREEMENT
SCHEDULE I Description of Services
SCHEDULE II Grant of Option